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                                                                    Exhibit 5.1


                            JONES, DAY, REAVIS & POGUE
                                 2727 NORTH HARWOOD
                                DALLAS, TEXAS  75201



                                    June 12, 2000

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas  75063

         Re: Registration on Form S-3 of up to 1,266,874 shares of common stock, par value $0.10 per share, of Michaels Stores, Inc.

Ladies and Gentlemen:

                  We are acting as counsel to Michaels Stores, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-3 of (i) the offer and sale by the Company of up to 1,266,874 shares (the "Shares") of common stock, par value $0.10 per share, of the Company upon exercise of options to be granted pursuant to the Company's 1997 Stock Option Plan and (ii) the subsequent offer and resale by certain holders of options granted pursuant to the plan of the shares acquired or to be acquired by such holders upon the exercise of such options.

                  We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations hereinafter specified, we are of the opinion that the Shares are duly authorized and, when issued and delivered in accordance with the provisions of the plan against payment of the consideration therefor as provided in the plan and having a value not less than the par value thereof, will be validly issued, fully paid, and nonassessable.

                  In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

                  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                    Very truly yours,

                                    /s/ JONES, DAY, REAVIS & POGUE
                                        Jones, Day, Reavis & Pogue